FIRST AMENDMENT
TO
ASSET PURCHASE AGREEMENT

This FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this "Amendment") is entered into as of January 1, 2026 by and between Ingevity Corporation, a Delaware corporation ("Seller"), and Mainstream Pine Products, LLC, a Delaware limited liability company ("Purchaser").

WHEREAS, Seller and Purchaser previously entered into that certain Asset Purchase Agreement, dated as of September 3, 2025 (the "Purchase Agreement"), pursuant to which Purchaser will acquire the Purchased Assets from Seller at the Closing; and

WHEREAS, pursuant to Section 13.07 of the Purchase Agreement, the Parties desire to amend the Purchase Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby amend the Purchase Agreement and agree as follows:

1. **Definitions**. Capitalized terms used but not otherwise defined herein (including in the foregoing recitals) shall have the meanings given to such terms in the Purchase Agreement, as amended hereby.

2. **Industrial Specialties Product Line**. The definition of "Industrial Specialties Product Line" set forth in Section 1.01 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

"***Industrial Specialties Product Line***" means the industrial specialties products owned by Seller or its Affiliates identified on Schedule 1.01(c)(i); provided, however, that, for the avoidance of doubt, the "Industrial Specialties Product Line" shall not include the Seller's: (a) lignin dispersant products; (b) non-lignin dispersants products sold to the existing customers listed on Schedule 1.01(c)(ii) for agricultural chemical applications, (c) alternative fatty acid based products, (d) road technologies product line (including pavement preservation, road construction, pavement reconstruction and road markings), and (e) any other business or products not set forth on Schedule 1.01(c)(i), or any operations, assets, manufacturing, sales or distribution related to any of the foregoing.

3. **Backlog**. Section 5.24 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

> Section 5.24 Backlog. Section 5.24 of the Disclosure Schedule is a complete and accurate list and description of Seller's internal records of the backlog of unfilled firm orders by customer and by product (the "***Backlog***") in connection with the Businesses, as of July 15, 2025, August 20, 2025 and, for the purposes of the accuracy of this representation as of the Closing Date, as of a date no more than twenty (20) days prior to Closing. The Backlog constitutes, subject to the terms and conditions of the applicable contract or purchase order, valid binding obligations of Seller that are legally enforceable against Seller and the customers in accordance with the terms of such orders.

4. **Schedules to the Purchase Agreement**. All Schedules to the Purchase Agreement are hereby replaced in their entirety with the Schedules attached hereto as Annex A.

5. **Exhibit J**. Exhibit J to the Purchase Agreement is hereby replaced in its entirety with the Agreed Accounting Principles and Working Capital Sample Calculation attached hereto as Annex B.

6. **No Other Amendments; Binding Effect**. Except as amended by this Amendment, all terms and provisions of the Purchase Agreement remain in full force and effect without modification, waiver or amendment. In the event of any conflict between the provisions of this Amendment and the Purchase Agreement, the provisions of this Amendment shall govern. For the avoidance of any doubt, each reference to "hereof," "herein," "hereunder," "hereto" and similar terms in the Purchase Agreement shall refer to the Purchase Agreement as amended by this Amendment. In addition, references to the Purchase Agreement in any other documents shall be deemed to be references to the Purchase Agreement as amended by this Amendment, regardless of whether such documents refer to any amendments to the Purchase Agreement. This Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective successors and permitted assigns.

7. **Counterparts**. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or email transmission shall be as effective as delivery of a manually executed counterpart of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, Purchaser and Seller have caused this Amendment to be executed and delivered as of the date first written above.

PURCHASER:

MAINSTEAM PINE PRODUCTS, LLC

Signed by:

By: Rob Helwick

C51B380E0F6D4B8...

Name: Rob Helwick

Title: President and Chief Executive Officer

SELLER:

INGEVITY CORPORATION

By: ___________________________

Name: David H. Li

Title: President and Chief Executive Officer

IN WITNESS WHEREOF, Purchaser and Seller have caused this Amendment to be executed and delivered as of the date first written above.

PURCHASER:

MAINSTREAM PINE PRODUCTS, LLC

By: ______________________________

Name: ____________________________

Title: _____________________________

SELLER:

INGEVITY CORPORATION

By: ______________________________

Name: David H. Li

Title: President and Chief Executive Officer